EXHIBIT 99.1

Corvus Pharmaceuticals Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Business Update

BURLINGAME, Calif., March 10, 2017 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced financial results for the fourth quarter and year ended December 31, 2016, and provided a business update.

“In 2016, Corvus made the successful transition to becoming a public company, initiated clinical investigation of our lead program, CPI-444, and reported promising results, and continued to advance our additional pipeline candidates,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “Preliminary data from our Phase 1/1b study has shown single agent activity, particularly in patients who are resistant or refractory to prior PD-1/PD-L1 therapy. We believe these findings place us in a unique position in the immuno-oncology field and we look forward to reporting updated data at the meeting of the American Association of Cancer Research in April.”

Recent Achievements and Upcoming Milestones
Clinical & Preclinical Development

  Initiated enrollment of the disease-specific expansion part of the Phase 1/1b clinical study of the Company’s lead oral checkpoint inhibitor, CPI-444, as a single agent and in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody. This second stage of the study utilizes an optimal oral dose of 100 mg twice daily for 28 days, which was identified in the initial dose-selection part of the study.
  Expanded the cohort of renal cell carcinoma patients treated with single-agent CPI-444 from 14 to 26 patients in the Phase 1/1b clinical study, per predefined protocol criteria.
  Reported evidence of single agent CPI-444 activity in patients in other disease-specific cohorts, including lung cancer and melanoma. Overall, in 33 patients receiving single agent CPI-444, two patients achieved partial responses and 12 patients had stable disease.
  Presented preliminary safety and efficacy data from the dose-selection phase of the Phase 1/1b clinical study at the Society for Immunotherapy of Cancer’s (SITC) 31st Annual Meeting.
  Continued to progress anti-CD73 antibody and ITK inhibitor programs toward Phase 1 study initiation in 2018.
  Plan to present clinical updates from the Phase 1/1b study of CPI-444 at the American Association for Cancer Research (AACR) Annual Meeting in April 2017 and at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2017.
  Plan to initiate a registration trial for CPI-444 in renal cell carcinoma patients, if the data warrant.
  Anticipate expanding additional disease-specific cohorts in the Phase 1/1b clinical trial, if the data warrant.

Corporate

  Appointed Ian T. Clark, former Genentech chief executive officer, to the Board of Directors.
  Hold first R&D Day on March 14, 2017 to highlight the emerging role of the adenosine axis in immuno-oncology and provide additional updates on the CPI-444 program. Webcast information for the presentation will be provided closer to the date.

Financial Results
At December 31, 2016, Corvus had cash, cash equivalents and marketable securities totaling $134.9 million.  This compared to cash, cash equivalents and marketable securities of $94.4 million at December 31, 2015. The Company expects net cash utilization of $55 million to $60 million in 2017.

Research and development expenses for the three months and full year ended December 31, 2016 totaled $9.1 million and $29.4 million, respectively, compared to $4.9 million and $11.4 million for the same periods in 2015.  In the fourth quarter of 2016, the increase of $4.2 million was primarily due to an increase of $0.6 million in personnel and related costs associated with higher headcount, an increase of $2.4 million in outside costs for the Phase 1/1b clinical trial for CPI-444, and an increase of $1.2 million in outside costs associated with other clinical development programs.  For the full year 2016, the increase of $18.0 million was primarily due to an increase of $7.6 million in outside costs for the Phase 1/1b clinical trial for CPI-444, an increase of $4.5 million in personnel and related costs associated with higher headcount, and an increase of $3.7 million in outside costs associated with other clinical development programs.

General and administrative expenses for the three months and full year ended December 31, 2016 totaled $2.1 million and $7.6 million, respectively, compared to $1.2 million and $2.4 million for the same periods in 2015.  In the fourth quarter of 2016, the increase of $0.9 million was primarily due to an increase of $0.9 in other personnel and associated costs, primarily due to an increase of $0.6 million in stock compensation costs.  For the full year 2016, the increase of $5.2 million was primarily due to an increase of $3.1 million in personnel and associated costs, $0.9 million in costs associated with operating as a public company and an increase of $0.6 million in patent and related costs.

The net loss for the three months and full year ended December 31, 2016 was $11.1 million and $36.4 million, respectively, compared to $6.0 million and $31.3 million for the same periods in 2015.  The net loss of $31.3 million in 2015 included a loss of $17.6 million associated with the change in fair value of a convertible preferred stock liability.  Total stock compensation expense for the three months and full year ended December 31, 2016 was $1.0 million and $3.8 million, respectively, compared to $0.3 million and $0.4 million for the same periods in 2015.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s Tecentriq (atezolizumab), an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit: www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s plan to develop and advance product candidates into and successfully complete clinical trials, clinical updates and other upcoming milestones, and the Company’s expected net cash utilization in 2017. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, to be filed with the Securities and Exchange Commission on March 10, 2017, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to utilize biomarker data, select a suitable dosing regimen and demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the results of early clinical trials may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although these forward-looking statements reflect the Company’s current expectations, the Company cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

Three Months Ended	Year Ended
December 31,	December 31,
2016	2015	2016	2015

Operating expenses:
Research and development	$9,131	$4,909	$29,356	$11,352
General and administrative	2,118	1,195	7,620	2,418
Total operating expenses	11,249	6,104	36,976	13,770
Loss from operations	(11,249)	(6,104)	(36,976)	(13,770)
Change in fair value of convertible preferred stock liability	–	–	–	(17,600)
Interest income and other expenses, net	163	65	601	35
Net loss	$(11,086)	$(6,039)	$(36,375)	$(31,335)

Net loss per share, basic and diluted	$(0.55)	$(13.31)	$(2.36)	$(83.86)

Shares used to compute net loss per share, basic and diluted	20,262,752	453,776	15,422,041	373,643

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
December 31,	December 31,
2016	2015
Assets
Cash, cash equivalents and marketable securities	$134,896	$94,386
Other assets	5,254	4,073
Total assets	$140,150	$98,459

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Accounts payable and accrued liabilities and other liabilities	$7,349	$3,780
Convertible preferred stock	–	125,780
Stockholders' equity (deficit)	132,801	(31,101)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$140,150	$98,459

Investor Contact:
Jason Coloma, Ph.D.
SVP and Chief Business Officer
650-900-4511
JColoma@corvuspharma.com

Media Contact:
Julie Normart, W2O Group
415-946-1087
jnormart@w2ogroup.com